EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                                                  Contact:
                                                                                                                                                                Trisha Tuntland
                                                                                                                                                               Director of Investor Relations
                                                                                                                                                              Cabot Microelectronics Corporation
                                                                                                                                                                  (630) 499-2600

CABOT MICROELECTRONICS CORPORATION PROVIDES UPDATE ON FINANCIAL PERFORMANCE FOR THIRD QUARTER OF FISCAL 2015
                                                                           Preliminary Revenue Reflects Soft Industry Demand, as Expected
                                                                           Financial Results Impacted by Costs Related to Raw Material Quality, and Higher Effective Tax Rate
                                                                          Company Raises Fiscal 2015 Gross Profit Guidance

AURORA, IL, July 22, 2015 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today provided information related to preliminary financial results for its third quarter of fiscal 2015, which ended June 30.  The company currently expects to report revenue of approximately $97 million, gross profit margin of approximately 50 percent of revenue, and diluted earnings per share of approximately $0.39.  These preliminary results include approximately $1.4 million of costs related to certain raw material that does not meet the company's quality requirements, and a higher effective tax rate compared to the same quarter last year, primarily related to jurisdictional mix of earnings.  The combined effect of these is an adverse impact to diluted earnings per share of approximately $0.07.

"Our preliminary financial results for the quarter reflect soft industry demand conditions, consistent with what we described when we reported results for our second fiscal quarter in April, and also in line with reports by some of our strategic customers," said David Li, President and CEO of Cabot Microelectronics.  "Our results were also impacted during the quarter by our decision to write-off certain inventory that relates to raw material we have determined does not meet our quality requirements.  In alignment with our demonstrated commitment to meeting our customers' quality and performance expectations, we absorbed the additional cost."

Mr. Li continued, "Despite this third fiscal quarter headwind, we are raising our full fiscal year guidance for gross profit margin to a range of 50 to 51 percent of revenue.  We believe that our business fundamentals remain strong, and we intend to continue to profitably grow our business over the long term."

Revenue for the third fiscal quarter is expected to be approximately $97 million, which primarily reflects softness in demand within the global semiconductor industry and a departure from the traditional seasonal strengthening the company has historically experienced during the third fiscal quarter, both of which the company discussed during its second fiscal quarter earnings conference call in April.  Third quarter revenue represents a decrease of approximately ten percent compared to the same quarter last year, including the business loss of certain Dielectrics slurries for mature, lower performance applications, which the company has discussed over the last several quarters.  Year to date revenue is expected to be approximately $314 million, which is approximately two percent higher than last year.

The company expects to report a gross profit margin of approximately 50 percent of revenue, which is approximately two percentage points higher than the same quarter last year, despite lower revenue this quarter and the $1.4 million in costs associated with inventory write-offs due to raw material quality.  Year to date gross profit margin is expected to be approximately 51 percent, compared to roughly 47 percent last year.  The company currently expects its gross profit margin for the full fiscal year to be between 50 and 51 percent of revenue; previously the company had indicated it expected to achieve the upper end of its prior guidance range of 48 to 50 percent of revenue.

Operating expenses for the third fiscal quarter are expected to be approximately $33 million, slightly higher than the same quarter last year.  Year to date, total operating expenses are expected to be approximately $103 million, or approximately six percent higher than the previous year, including costs associated with certain executive officer transitions that occurred earlier in the fiscal year, which were previously discussed.  The company currently expects its operating expenses for the full fiscal year to be between $135 million and $137 million; previously the company had indicated it expected operating expenses for the full fiscal year to be toward the upper end of its prior guidance range of $132 million to $137 million.

The company's effective tax rate for the third fiscal quarter is expected to be approximately 29 percent, compared to roughly 24 percent in the same quarter last year.  The expected increase is primarily related to jurisdictional mix of earnings.  The company now expects its effective tax rate for full fiscal year 2015 to be within the range of 20 to 22 percent, which is higher than its previous estimate of 16 to 18 percent.

On a preliminary basis, the company expects to report diluted earnings per share of approximately $0.39.  This includes the adverse impact of the material qualty costs of approximately $0.04 per share, and approximately $0.03 per share related to the higher effective tax rate compared to the same quarter last year.  Diluted earnings per share were $0.53 in the third quarter of fiscal 2014.  Year to date, preliminary diluted earnings per share are expected to be approximately $1.75, including the combined $0.07 per share adverse impact of the material quality costs and higher tax rate, compared to $1.39 last year, which included a $0.06 adverse impact associated with an asset impairment charge.

Financial results for the third quarter of fiscal 2015 have not yet been finalized.  Therefore, information regarding this period is subject to change, and actual results for the quarter may differ from these preliminary results.  The company will release full financial results for the quarter on July 30, and will host a conference call at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 80884956.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  The company has approximately 1,025 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; the company's management, international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2015 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2014, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.